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                                                                       EXHIBIT 2












                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              GREATER BAY BANCORP,

                            THE MATSCO COMPANIES INC.

                                       AND

                  THE SHAREHOLDERS OF THE MATSCO COMPANIES INC.

                                 AUGUST 8, 2000

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                            STOCK PURCHASE AGREEMENT
                            ------------------------


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 8th day of August, 2000, by and among GREATER BAY BANCORP, a California corporation ("GBB"), THE MATSCO COMPANIES INC., a Delaware corporation ("Matsco"), and each of the shareholders of Matsco (the "Matsco Shareholders") as identified in Exhibit A attached hereto.

         WHEREAS, the Matsco Shareholders are the record and beneficial owners all of the issued and outstanding shares of Matsco Stock;

         WHEREAS, the Matsco Shareholders desire to sell to GBB, and GBB desires to purchase from the Matsco Shareholders, all of the shares of Matsco Stock on the terms and conditions set forth in this Agreement;

         WHEREAS, the Boards of Directors of GBB and Matsco have approved the sale and purchase of all of the shares of Matsco Stock on the terms and conditions set forth in this Agreement; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

"Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

"Benefit Arrangements" has the meaning set forth in Section 4.19(b).

"BHC Act" means the Bank Holding Company Act of 1956, as amended.

"Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

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"Change in Control of GBB" means the first to occur of any of the following events:

         (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities and Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of GBB's capital stock entitled to vote in the election of directors;

         (b) During any period of not more than two consecutive years, individuals who, at the beginning of such period constitute the Board of Directors of GBB, and any new director (other than a director designated by a person who has entered into an agreement with GBB to effect a transaction described in clause (a), (c) (d) and (e)) whose appointment to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) The shareholders of GBB approve any consolidation or merger of GBB, other than a consolidation or merger of GBB in which the holders of the common stock of GBB immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

         (d) The shareholders of GBB approve any plan or proposal for the liquidation or dissolution of GBB; or

         (e) The shareholders of GBB approve the sale or transfer of substantially all of GBB's assets to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which GBB is a member.

"Closing" means the consummation of the sale and purchase of all of the issued and outstanding shares of Matsco Stock as provided for in Article 2 of this Agreement on the Closing Date, at the offices of Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California, or at such other place upon which the parties may agree.

"Closing Date" has the meaning set forth in Section 3.1.

"CNB" means Cupertino National Bank.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commissioner" means the Commissioner of Corporations of the State of California.

"Competing Transaction" has the meaning set forth in Section 7.1(n).

"Converted Shares" means the number of shares of Matsco Common Stock or, in the case of Matsco Preferred Stock, the number of shares of Matsco Common Stock into which such Matsco Preferred Stock converts held by a Matsco Shareholder as set forth on Exhibit A hereto.

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"Conversion Share Equivalent and Earn Out Percentage" means the percentage interest of Participating Shareholders, as set forth on Exhibit A hereto (which percentage calculation shall be adjusted proportionately if the applicable employment requirement in Section 2.3 is not satisfied by any Participating Shareholders).

"Covered Party" has the meaning set forth in Section 4.29.

"Earnings" means the consolidated revenues of the Matsco Operating Unit from Matsco Business less interest expenses, sales, general and administrative expenses, and provision for doubtful accounts but excluding (a) all extraordinary and other nonrecurring items of income or expense and (b) any management or other fees and overhead expenses payable by the Matsco Operating Unit to GBB or its Affiliates, with all such being calculated in accordance with GAAP.

"Earn-Out Targets" has the meaning set forth in Section 2.3.

"Earn-Out Payment" and "Earn-Out Payments" have the respective meanings set forth in Section 2.3(a).

"EBT" means, for any Fiscal Year, the Earnings for such period before expenses for taxes, whether paid, accrued or deferred, allocable against Earnings.

"EBT Bonus" has the meaning set forth in Section 8.9.

"EBT Bonus Percentage" means the percentage interest of Participating Shareholders other than The Timothy Shieman Trust as set forth on Exhibit A hereto (which percentage calculation shall be adjusted proportionately if the applicable employment requirement in Section 8.9 is not satisfied by any Participating Shareholders).

"EBT Bonus Targets" has the meaning set forth in Section 8.9.

"Employee Plans" has the meaning set forth in Section 4.19(a).

"Employment Agreements" means the Employment Agreements in the form of Employment Agreement attached hereto as Exhibit C.

"Encumbrance" means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

"Environmental Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all Governmental Entities and all applicable judicial, administrative and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical

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substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Expenses" has the meaning set forth in Section 14.3(e).

"Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the statements of condition as of December 31, 1996, 1997, 1998 and 1999, the related statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended.

"Fiscal Year" means the period from January 1 through the succeeding December 31 for each of 2000 through 2005.

"FRB" means the Board of Governors of the Federal Reserve System.

"GAAP" means generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were prepared.

"GBB Common Stock" has the meaning set forth in Section 2.3.

"GBB Conflicts and Consents List" has the meaning set forth in Section 6.3.

"GBB Filings" has the meaning set forth in Section 6.4.

"GBB Financial Assistance and Support List" has the meaning set forth in Section 7.2(d).

"Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other similar administrative authority or instrumentality.

"Grant Thornton" means Grant Thornton LLP, Matsco's independent accountants.

"Hazardous Materials" means any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C.
Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational

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Safety and Health Act, as amended (29 U.S.C. Section 651) the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

"Holdback Funds" shall mean the balance of the sum of the Initial Holdback Amount and accrued interest thereon and any additional amounts required for the resolution of any Material Contingencies as provided in Section 2.3.

"Initial Holdback Amount" means $900,000 of the Initial Payment that shall be withheld by GBB as Holdback Funds in accordance with Sections 2.2 and 2.4.

"Indemnifying Shareholders" shall mean all Matsco Shareholders other than Marshall.

"Initial Payment" means $6,500,000.

"Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

"IRS" means the Internal Revenue Service.

"Lists" means any lists required to be furnished by one party to another party under this Agreement.

"Loss" has the meaning set forth in Section 15.2(a).

"Marshall" means Marshall Financial Partners, L.P., a Delaware limited partnership.

"Marshall Agreements" means the Shareholders' Agreement, dated as of September 22, 1998, by and among the Matsco Shareholders, the Management Agreement, dated as of September 22, 1998, by and between Matsco and Marshall Ventures, LLC and the Securities Purchase Agreement, dated as of September 22, 1998, by and among Matsco, Matthew D. Shieman, The Matthew D. Shieman Family Trust, Timothy E. Shieman, The Timothy Shieman Trust and Marshall.

"Marshall Guaranties" has the meaning set forth in Section 11.7.

"Marshall Guaranties List" has the meaning set forth in Section 11.7.

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"Material Adverse Effect" means when used in connection with GBB or Matsco, as the case may be, any condition, change or effect that, individually or when taken together with all other such conditions, changes or effects that existed or occurred prior to the date of determination of the existence or occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), financial condition or results of operations of GBB and its subsidiaries or Matsco and its subsidiaries, taken as a whole, as applicable.

"Material Changes List" has the meaning set forth in Section 4.17.

"Material Contingency" or "Material Contingencies" have the meaning set forth in
Section 4.10.

"Matsco" has the meaning set forth in the introductory paragraph of this Agreement.

"Matsco Business" means all business related to the commercial financing of health care professionals engaged in by the Matsco Operating Unit after the Closing and any other commercial lending and financing business engaged in by the Matsco Operating Unit with the consent of GBB, which consent shall not be unreasonably withheld.

"Matsco Common Stock" means the common stock, $0.001 par value per share, of Matsco.

"Matsco Conflicts and Consents List" has the meaning set forth in Section 4.6.

"Matsco Contract List" has the meaning set forth in Section 4.16.

"Matsco Employee Plan List" has the meaning set forth in Section 4.19.

"Matsco Environmental Compliance List" has the meaning set forth in Section 4.12(b).

"Matsco Financial Statements" means the audited consolidated financial statements of Matsco consisting of the consolidated statements of condition as of December 31, 1996, 1997, 1998 and 1999, the related consolidated statements of income, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended, and unaudited financial statements of Matsco and the Matsco Subsidiaries as of March 31, 2000 and June 30, 2000.

"Matsco Filings" has the meaning set forth in Section 4.5.

"Matsco Filings List" has the meaning set forth in Section 4.5.

"Matsco Guaranties List" has the meaning set forth in Section 8.7.

"Matsco Indemnification List" has the meaning set forth in Section 4.30.

"Matsco Insurance List" has the meaning set forth in Section 4.7.

"Matsco Investment Securities List" has the meaning set forth in Section 4.27.

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"Matsco Liabilities List" has the meaning set forth in Section 4.10.

"Matsco List" means any list required to be furnished by Matsco to GBB herewith.

"Matsco Loan List" has the meaning set forth in Section 4.24.

"Matsco Offices List" has the meaning set forth in Section 4.22.

"Matsco Operating Losses List" has the meaning set forth in Section 4.23.

"Matsco Operating Unit" means Matsco and the Matsco Subsidiaries after the Closing Date, as such entities may be merged, consolidated, or otherwise combined with or into each other or an Affiliate of GBB.

"Matsco Personal Property List" has the meaning set forth in Section 4.8.

"Matsco Preferred Stock" means the Series A, Series B and Series C preferred stock, $0.001 par value per share, of Matsco.

"Matsco Property" means real property currently owned, leased or otherwise used by Matsco or any Matsco Subsidiary, or in which Matsco or any Matsco Subsidiary has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, real properties under foreclosure and rent properties held by Matsco or any Matsco Subsidiary in its capacity as a trustee or otherwise.

"Matsco Real Property List" has the meaning set forth in Section 4.9.

"Matsco Shareholders" has the meaning set forth in the introductory paragraph of this Agreement.

"Matsco Stock" means the Matsco Common Stock and the Matsco Preferred Stock.

"Matsco Subsidiary or Subsidiaries" means Matsco Financial Corporation, Matsco Professional Finance Corporation, Matsco Lease Finance, Inc., Matsco Lease Finance, Inc. II, Matsco Lease Finance, Inc. III, and CDRP, Inc.

"Matsco Tax List" has the meaning set forth in Section 4.11.

"Non-Compete Agreements" means the Non-Compete Agreements in the form of Non-Compete Agreement attached hereto as Exhibit D.

"OCC" means Office of the Comptroller of the Currency.

"Operating Loss" has the meaning set forth in Section 4.23.

"Participating Majority" means the Participating Shareholders that shall have held at least a majority of the Common Share Equivalents immediately prior to the Closing Date and for

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whom Matthew D. Shieman or his designee shall be the sole spokesperson with power of attorney.

"Participating Shareholders" means the Matsco Shareholders designated as such on Exhibit A hereto.

"Person" means any individual, corporation, association, partnership, trust, joint venture, other entity or unincorporated body.

"Power of Attorney List" has the meaning set forth in Section 4.28.

"Pre-Closing Transactions" shall have the meaning set forth in Section 7.2.(m).

"Purchase Price" means the Initial Payment plus the Earn-Out Payments.

"PwC" means PricewaterhouseCoopers LLP, GBB's independent accountants.

"Receivables Sales and Servicing List" has the meaning set forth in Section
4.25.

"Scheduled Contracts" has the meaning set forth in Section 4.16.

"SEC" means the Securities and Exchange Commission.

"Series A Preferred" means the Series A Preferred Stock of Matsco, $0.001 par value.

"Series B Preferred" means the Series B Preferred Stock of Matsco, $0.001 par value.

"Series C Preferred" means the Series C 7.5% Cumulative Convertible Preferred Stock of Matsco, $0.001 par value.

"Shieman Employment Agreement" means the Employment Agreement dated as of September 22, 1998 by and between Matthew D. Shieman and Matsco.

"Spencer Agreement" shall have the meaning set forth in Section 2.5.

"Spousal Consent" has the meaning set forth in Section 5.5.

"Tanks" means treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices.

                                   Article II

                      SALE AND PURCHASE OF THE MATSCO STOCK

         2.1 Purchase and Sale of the Matsco Stock. At the Closing, the Matsco
             -------------------------------------
Shareholders shall sell, assign, transfer and convey to GBB all of their right, title and interest in and to the issued and outstanding shares of Matsco Stock held by the Matsco Shareholders. At the Closing, GBB shall purchase and acquire such Matsco Stock and in exchange therefor

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the Matsco Shareholders shall be entitled to receive the Purchase Price, which shall be paid in accordance with this Article 2.

         2.2 The Initial Payment. The Initial Payment shall be paid on the
             -------------------
Closing Date and allocated as follows:


             (a) $4,000,000 to Marshall as consideration and in exchange for the Series C Preferred held by Marshall;

             (b) $101,000 to Marshall as consideration and in exchange for the Series A Preferred held by Marshall;

             (c) $899,000 to Marshall as consideration and in exchange for the Series B Preferred held by Marshall;

             (d) $900,000, the Initial Holdback Amount to be withheld by GBB and to be paid in accordance with Section 2.4 hereof; and

             (e) the remainder of the Initial Payment to the Participating Shareholders in proportion to the respective Conversion Share Equivalent and Earn Out Percentage held by such Participating Shareholders, as set forth on Exhibit A hereto.

         2.3 Earn-Out Payments.
             -----------------

             (a) GBB covenants and agrees to pay to The Timothy Shieman Trust, to those other Participating Shareholders employed by the Matsco Operating Unit throughout the prior Fiscal Year and such other Participating Shareholders whose non-employment is due to death, disability or involuntary termination other than for "cause," as "cause" is defined in the Employment Agreements, and The Timothy Shieman Trust and such Participating Shareholders shall have a right to receive from GBB, with respect to each Fiscal Year in which the Matsco Operating Unit shall have an EBT equal to or greater than the Earn-Out Targets (or a portion thereof) as set forth on Exhibit B hereto, payments in amounts and in proportion to the respective Conversion Share Equivalent and Earn Out Percentage as set forth on Exhibit A or such portion of the Earn-Out Payment as is set forth on Exhibit B if the Matsco Operating Unit shall have an EBT equal to or greater than a portion of the Earn-Out Target for a given Fiscal Year (each such payment is referred to herein as an "Earn-Out Payment" and all such payments are collectively referred to herein as the "Earn-Out Payments"). Each Earn-Out Payment shall, subject to Section 2.7, be made fifty percent (50%) in cash (less any cash to be paid first to Marshall as provided below) and the remainder (or as close an amount as possible) in the number of whole (non-fractional) shares of GBB Common Stock equivalent to the amount of the Earn-Out Payment to be paid in GBB Common Stock divided by the average closing price for GBB Common Stock as reported on The Nasdaq Stock Market for the Fiscal Year for which such Earn-Out Payment is calculated, but only after Marshall shall first be paid in cash only by GBB up to sixty percent (60%) of any Earn-Out Payment and up to sixty percent (60%) of any release of any of the Holdback Funds, as provided in Section 2.4 below, until Marshall shall have received the aggregate

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amount of $600,000 in addition to the amounts provided in Section 2.2 in lieu of accrued and unpaid dividends on the Series C Preferred owned by Marshall. The payment of a portion of the Initial Payment, as set forth in Section 2.2, and the granting of the right to receive payments in accordance with this Section 2.3, shall constitute full consideration delivered to Marshall, The Timothy Shieman Trust and the Participating Shareholders in exchange for the Matsco
Stock held by such Matsco Shareholders. The Earn-Out Payments shall be made in accordance with the terms of this Section 2.3; provided if any additional amounts are determined by GBB in good faith and in its commercially reasonable discretion to be required for the resolution of any Material Contingencies in excess of the amounts available pursuant to Section 2.4 and Article 15, Earn-Out Payments need not be made in full, but instead such additional amounts as may be required from time to time may be added by GBB to the Holdback Funds as provided in Section 2.4 and any balance of the Earn-Out Payments shall then be paid as provided herein.

             (b) The EBT for each Fiscal Year shall be calculated, at GBB's expense, by a nationally recognized accounting firm engaged by GBB in accordance with GAAP applied in a manner, to the extent permitted by GAAP, consistent with the accounting practices of Matsco prior to the Closing Date. GBB shall deliver to each of the Participating Shareholders who may receive Earn-Out Payments or EBT Bonuses, as defined below, a calculation of the EBT for a Fiscal Year and the Earn-Out Payment corresponding to the EBT for that Fiscal Year on or before March 31 of the following Fiscal Year. The Participating Majority of said Participating Shareholders shall, for a period of ten (10) days after receipt of GBB's calculation of EBT, have the right to request an opportunity to review such calculation. If the Participating Majority does not make such a request within ten (10) days, then GBB shall within five (5) days after such 10-day period pay to such Participating Shareholders the Earn-Out Payments in proportion to the Conversion Share Equivalent and Earn-Out Percentage respectively held by such Participating Shareholders as set forth on Exhibit A hereto. If the Participating Majority shall have requested the right to review such calculation, the Participating Majority shall have the right to retain, at the expense of the Participating Majority, a nationally recognized accounting firm to review the calculation of the EBT prepared by GBB. For a period of not more than thirty (30) days following the date of the Participating Majority's request to review such calculation, GBB shall, upon reasonable notice and at reasonable times without significant disruption to the business of the Matsco Operating Unit, give the Participating Majority and the accounting firm retained by the Participating Majority reasonable access to the work papers of the accounting firm retained by GBB, to all offices and other facilities of the Matsco Operating Unit and to all books and records necessary to review the calculation of the EBT and will cause the officers of the Matsco Operating Unit to furnish to the Participating Majority such financial and other operational data and other information as the Participating Majority may reasonably request in connection with such review. If, after conducting such review, the Participating Majority advises GBB in writing no later than five (5) days after the end of the thirty day period that it disputes the calculation of EBT prepared by GBB, then the dispute shall be resolved as follows:

                  (i) First, the accounting firms retained by GBB and the Participating Majority shall attempt to resolve the discrepancies in their respective

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calculations of EBT for a period of not more than ten (10) days after the date on which the Participating Majority notifies GBB of its dispute of GBB calculation of the EBT;

                  (ii) Second, if the accounting firms can not resolve the discrepancies in their calculations, then GBB and the Participating Majority shall submit the dispute to binding arbitration in accordance with Section 2.3(c).

             (c) If GBB and the Participating Majority cannot resolve a dispute regarding the calculation of EBT, then such dispute shall be resolved by submission to binding arbitration in San Francisco, California before a retired judge or justice. If GBB and the Participating Majority are unable to agree on a retired judge or justice, each party will name one retired judge or justice and the two persons so named will select a neutral judge or justice who will act as the sole arbitrator. The parties shall be entitled to take discovery in accordance with the provisions of the California Code of Civil Procedure, but either party may request that the arbitrator limit the amount or scope of discovery and, in determining whether to do so, the arbitrator shall balance the need for the discovery against the parties' mutual desire to resolve disputes expeditiously and inexpensively. The prevailing party shall be entitled to recover all reasonable attorneys' fees, expert fees, expenses, and costs (whether or not such fees, expenses, and costs are recoverable pursuant to the California Code of Civil Procedure).

             (d) Until Marshall has received the entire $600,000 payment referenced in Section 2.3(a), Marshall shall be entitled to the rights of a Participating Shareholder under Sections 2.3(b) and (c).

         2.4 Holdback Funds. The Holdback Funds shall be withheld by GBB and
             --------------
shall earn interest at the fixed rate of 7.50% per annum and, to the extent the Holdback Funds are not used and are determined by GBB in good faith and in its commercially reasonable discretion to no longer be required for the resolution of any Material Contingency, shall be released by GBB and delivered to the Participating Shareholders together with accrued interest on the Holdback Funds in proportion to the Conversion Share Equivalents and Earn Out Percentage respectively held by the Participating Shareholders as set forth on Exhibit A hereto as follows:

         . one-third (1/3) of the remaining Holdback Funds plus accrued interest on the entire balance of the Holdback Funds on the first anniversary of the Closing Date;

         . one-half (1/2) of the remaining Holdback Funds plus accrued interest on the remaining balance of the Holdback Funds on the second anniversary of the Closing Date; and

         . the balance of the Holdback Funds plus accrued interest on the remaining balance of the Holdback Funds on the third anniversary of the Closing Date;

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provided  that any  payments to Marshall  required by Section 2.3 shall first be subtracted and paid to Marshall on the dates specified in this Section 2.4.

          Nothing in this Section 2.4 shall limit the right of GBB to seek indemnification from the Participating Shareholders to the extent permitted in
Article 15 of this Agreement; provided that indemnity may only be sought by GBB for a Material Contingency to the extent the Loss (as defined in Section 15.2) incurred by GBB on all Material Contingencies in the aggregate shall exceed the lesser of $900,000 or the remaining amount of Holdback Funds. The balance of any Holdback Funds determined by GBB as provided herein as required for the resolution of the Material Contingencies shall be released, together with accrued interest, promptly when no longer required to resolve any Material Contingency.

      2.5 Spencer Consideration. Payment of the First Retention Payment (as that
          ---------------------
term is defined in the Spencer Agreement) as full consideration for the shares of Matsco Stock held by Harold Spencer shall be made as provided in a letter agreement (the "Spencer Agreement") in the form of Exhibit "F" hereto. Nothing in this Section 2.5 or in the Spencer Agreement shall limit the right of GBB to seek indemnification from Harold Spencer to the extent permitted in Article 15 of this Agreement after the First Retention Payment has been made to Harold Spencer, it being agreed that the Second Retention Payment (as that term is defined in the Spencer Agreement) shall not be deemed to be consideration received by Harold Spencer as consideration for shares of Matsco Stock held by Harold Spencer and, therefore, shall not be subject to payment by Harold Spencer to GBB in connection with any indemnification obligation, if any, of the Matsco Shareholders pursuant to the terms of this Agreement.

      2.6 Vesting. Notwithstanding the requirements in Section 2.3 regarding the
          -------
required employment of a Participating Shareholder (other than The Timothy Shieman Trust) by the Matsco Operating Unit during a Fiscal Year or whether the Matsco Operating Unit EBT is equal to or greater than the Earn-Out Targets or a portion thereof set forth in Exhibit B, if (i) a Participating Shareholder is no longer employed by the Matsco Operating Unit throughout the entire prior Fiscal Year as a result of death, disability or involuntary termination other than for "cause" or (ii) a Change in Control of GBB occurs, then that Participating Shareholder (in the case of death, disability or involuntary termination) or all Participating Shareholders (in the case of a Change in Control of GBB) shall be entitled to receive its Conversion Share Equivalent and Earn Out Percentage of the entire Earn-Out Payment for each and all of the remaining Fiscal Years that the Earn-Out Payment is payable pursuant to Section 2.3 as if the Matsco Operating Unit shall have achieved an EBT equal to or greater than the Earn-Out Targets as set forth on Exhibit B hereto for each such Fiscal Year, and said amounts shall be paid by GBB or its successor on or before March 31 in each Fiscal Year as otherwise provided in Section 2.3. In such event and subject to
Section 2.7, the amount of GBB Common Stock to be issued for 50% of the future Earn-Out Payments will instead be calculated using the average price of GBB stock for the most recent Fiscal Year and such GBB Common Stock shall then be issued and held by GBB or its successors in escrow until the March 31 payment date in each Fiscal Year whereupon the determined amount of GBB Common Stock for that Fiscal Year shall be delivered by GBB.

      2.7 GBB Common Stock.
          ----------------

                  (a) Notwithstanding the provisions of Section 2.3 for the payment of fifty percent (50%) of Earn-Out Payments in GBB Common Stock, GBB shall not be deemed to have offered or agreed to issue any GBB Common Stock as provided in Section 2.3 to any Matsco Shareholder and 100% of each Earn-Out Payment shall be paid entirely in cash unless:

                           (i) A permit (the "Permit") has been issued by the
                  Commissioner of Corporations of the State of California pursuant to Section 25142 of the California Corporate Securities Laws of 1968, as amended;

                           (ii) GBB determines at its option after receiving the
                  Permit and at the time Earn-Out Payments are payable as provided in Section 2.3 to offer GBB Common Stock in lieu of cash for up to 50% of such Earn-Out Payments, subject to the provisions of Section 2.3, to the Matsco Shareholders eligible to receive an Earn-Out Payment;

                           (iii) A Matsco Shareholder eligible to receive an
                  Earn-Out Payment elects to accept GBB's offer; and

                           (iv) All documentation required by GBB in connection with the issuance of the GBB Common Stock shall have been completed, executed and delivered, including any investment representations or affiliate's agreements as may be required.

                  (b) GBB agrees to use its best efforts to obtain the Permit.


                                  ARTICLE III

                                  THE CLOSING

         3.1 Closing Date. The Closing shall take place as of the close of
             ------------
business within five (5) business days after the date on which all of the conditions set forth in this Agreement have been satisfied, or as the parties may otherwise agree, but in no event later than October 31, 2000 (the "Closing Date").

         3.2 Further Assurances. At the Closing, the parties hereto shall
             ------------------
deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Closing Date, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may reasonably be deemed necessary by the other party, more effectively to carry out the intent and purpose of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF MATSCO
                        AND THE INDEMNIFYING SHAREHOLDERS

         Matsco and each of the Indemnifying Shareholders, jointly and severally, represent and warrant to GBB as follows:

         4.1 Incorporation, Standing and Power. Each of Matsco and the Matsco
             ---------------------------------
Subsidiaries has been duly organized, is validly existing and in good standing as a corporation under the laws of its state of incorporation and is duly licensed, if and as required, as a "Lender," as defined under the California Finance Lenders Law (Sections 22000 et seq. of the California Financial Code). Each of Matsco and the Matsco Subsidiaries have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Matsco and the Matsco Subsidiaries are qualified or licensed to do business in all jurisdictions in which the scope of its business or the location of any of its properties in such jurisdictions requires such licensing or qualification, except where the failure to so qualify or to be so licensed would not have a Material Adverse Effect. Matsco has furnished to GBB true and correct copies of its and each of the Matsco Subsidiaries' articles of incorporation, bylaws, licenses and qualifications in effect as of the date hereof.

         4.2 Capitalization.
             --------------

             As of the date of this Agreement, the authorized capital stock of Matsco consists of 200,000 shares of Matsco Common Stock, $0.001 par value, of which, on the date hereof, there are 5,200 shares issued and outstanding, and 10,000 shares of Matsco Preferred Stock, $0.001 par value, of which, on the date hereof, (i) 375 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock"), of which, on the date hereof, there are 375 shares issued and outstanding, (ii) 1,125 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock"), of which, on the date hereof, there are 1,125 shares issued and outstanding and (iii) 400 shares have been designated as Series C 7.5% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), of which, on the date hereof, there are 400 shares issued and outstanding. All of the outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record, and in the respective amounts, by the Matsco Shareholders as identified in Exhibit A attached hereto. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Matsco Stock, nor any securities (other than the Matsco Preferred Stock) convertible into such stock, and Matsco is not obligated to issue any additional shares of its common stock (other than upon conversion of outstanding shares of the Matsco Preferred Stock), preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

         4.3 Subsidiaries. Except for the Matsco Subsidiaries and as set forth
             ------------
on the Matsco Investment Securities List, Matsco does not own, directly or indirectly (except for shares and warrants of Carbide Tools for Industry acquired as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity.

         4.4 Financial Statements. Matsco has previously furnished to GBB a copy
             --------------------
of the Financial Statements of Matsco. The Financial Statements of Matsco: (a) present fairly the financial condition of Matsco as of the respective dates indicated and its results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; and (b) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein and that the unaudited Matsco Financial Statements do not contain footnotes as required by GAAP).

         4.5 Reports and Filings. Except as set forth on a list furnished by
             -------------------
Matsco to GBB (the "Matsco Filings List") and since December 31, 1996, Matsco and each of the Matsco Subsidiaries have filed all reports, returns, registrations and statements (such reports and filings referred to as "Matsco Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with the Commissioner, the Delaware Secretary of State and any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. Except as disclosed in the Matsco Filings List, no adverse administrative actions have been taken or orders issued in connection with such Matsco Filings. As of their respective dates, each of such Matsco Filings (a) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Matsco Filings that was intended to present the financial position, results of operations or cash flows of Matsco on a consolidated basis fairly presented the financial position, results of operations or cash flows of Matsco on a consolidated basis and was prepared in accordance with GAAP consistently applied, except as stated therein, during the periods involved. Matsco has furnished GBB with true and correct copies of all Matsco Filings filed by Matsco since December 31, 1996.

         4.6 Authority of Matsco. The execution and delivery by Matsco of this
             -------------------
Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Matsco, including the execution by all Matsco Shareholders of written consents approving the transactions contemplated herein, and, assuming the accuracy of the representations contained in Section 6.3 hereof, this Agreement is, upon due execution and delivery by the respective parties hereto, a valid and binding obligation of Matsco enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by Matsco to GBB (the "Matsco Conflicts and Consents List"), neither the execution and delivery by

Matsco of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Matsco with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its certificate of incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Matsco or any of the Matsco Subsidiaries is a party, or by which Matsco or any of the Matsco Subsidiaries or any of their properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Matsco or any of the Matsco Subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Matsco or any of their properties or assets. Except as set forth in the Matsco Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Matsco or any of the Matsco Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Matsco of this Agreement or the consummation by Matsco of the transactions contemplated hereby.

         4.7 Insurance. Matsco has the policies of insurance with respect to its
             ---------
and the Matsco Subsidiaries' assets and business against such casualties and contingencies and in such amounts, types and forms as are set forth in a list furnished by Matsco to GBB (the "Matsco Insurance List"). All such insurance policies are in full force and effect. Except as set forth in the Matsco Insurance List, no insurer under any such policy has canceled or indicated an intention to cancel or not to renew any such policy or generally disclaimed liability thereunder. Except as set forth in the Matsco Insurance List, Matsco is not in default under any such policy and all material claims thereunder have been filed in a timely fashion. Set forth in the Matsco Insurance List is a list of all policies of insurance carried and owned by Matsco or any of the Matsco Subsidiaries showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been furnished to GBB a copy of each such policy of insurance.

         4.8 Personal Property. Matsco and each of the Matsco Subsidiaries have
             -----------------
good and marketable title to all its material properties and assets (other than real property) owned or stated to be owned by Matsco or any Matsco Subsidiary as reflected on the Matsco Financial Statements as of December 31, 1999 and March 31, 2000 or acquired after that date free and clear of all Encumbrances except
(a) as disposed of in the ordinary course of business; (b) as set forth in the Financial Statements of Matsco; (c) for Encumbrances for current taxes and assessments not yet due and payable; (d) for Encumbrances incurred in the ordinary course of business; (e) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Matsco; or
(f) as set forth in a list furnished by Matsco to GBB (the "Matsco Personal Property List").

         4.9 Real Estate. Neither Matsco nor any Matsco Subsidiary owns any real
             -----------
property. Matsco has furnished GBB a list of all leaseholds and all other interests in real property (other than security interests or liens in favor of Matsco) owned by Matsco or any of the Matsco Subsidiaries (the "Matsco Real Property List") as of March 31, 2000 or acquired after that date. Matsco or any of the Matsco Subsidiaries has valid leasehold interests in the leaseholds, described in the Matsco Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessee in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for Encumbrances of public record;
(d) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described in the Matsco Real Property List. Matsco has furnished GBB with true and correct copies of all leases included in the Matsco Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the Matsco Real Property List.

         4.10 Contingent Liabilities. Neither Matsco nor any Matsco Subsidiary
              ----------------------
has any liabilities or obligations, either accrued or contingent, and including any obligation for known but unasserted claims, that are material to Matsco or any Matsco Subsidiary on a consolidated basis and there is no private or governmental suit, claim, action or proceeding pending, nor, to Matsco's knowledge threatened or known but unasserted against Matsco, or any of the Matsco Subsidiaries, or directors, officers or employees of Matsco or any of the Matsco Subsidiaries relating to the performance of their duties in such capacities or against or affecting any properties of Matsco or any of the Matsco Subsidiaries which, if adversely determined, would have a Material Adverse Effect, except for liabilities and obligations: (a) reflected, reserved for or disclosed in the Financial Statements of Matsco; (b) incurred subsequent to September 30, 1999 in the ordinary course of business; or (c) disclosed in a list furnished by Matsco to GBB (the "Matsco Liabilities List") or on any other Matsco List. To the knowledge of Matsco, there are no facts that would form the valid basis for the assertion against it or any Matsco Subsidiary of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect and is not fairly reflected in the Financial Statements of Matsco or otherwise disclosed in this Agreement. The Material Liabilities list contains a list of those certain contingent liabilities (the "Material Contingencies") which the Indemnifying Shareholders and GBB agree may be resolved, if necessary, by the use of the Holdback Funds and which shall be subject to the procedures set forth in Section 15.3. Except as disclosed in the Matsco Liabilities List, there are no judgments, decrees, stipulations or orders against Matsco or any of the Matsco Subsidiaries or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

         4.11 Taxes. Except as set forth on the Matsco Tax List, Matsco and the
              -----
Matsco Subsidiaries have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns required to be filed and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Matsco has not filed a consent pursuant to Section 341(f) of the Code. The tax and audit positions taken by Matsco and the Matsco Subsidiaries in connection with the tax returns described in the first sentence of this paragraph were asserted in good faith. Matsco and the Matsco Subsidiaries have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. Adequate provision has been made in the books and records of Matsco and, to the extent required by GAAP, reflected in the Financial Statements of Matsco, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state and local taxes for the periods covered by such financial statements and for all prior periods. Matsco has furnished GBB a list (the "Matsco Tax List") of the federal tax returns of Matsco and the Matsco Subsidiaries which have been duly filed with the IRS on or after December 31, 1996. The Matsco Tax List also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Matsco and lists each tax case of Matsco currently pending in audit, at the administrative appeals level or in litigation. The Matsco Tax List further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Matsco within the last twelve (12) months. Except as set forth in the Matsco Tax List, neither the IRS nor any foreign, state or local taxing authority has, during the past three (3) years, examined or has informed Matsco that it is in the process of examining any federal, foreign, state or local tax returns of Matsco. Neither the IRS nor any foreign, state or local taxing authority is now asserting or, to the knowledge of Matsco, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on the Matsco Tax List.

         4.12 Compliance with Laws and Regulations.
              ------------------------------------

              (a) Except as expressly set forth or limited in other representations and warranties set forth herein, neither Matsco nor any of the Matsco Subsidiaries is in default under or in breach of any provision of its certificate or articles of incorporation, as amended, or bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, except for such defaults or breaches that would not have a Material Adverse Effect.

              (b) The representations and warranties in this Section 4.12(b) apply only to matters which would have a Material Adverse Effect. Without limiting Section 4.12(a), and except as set forth on a list furnished by Matsco to GBB (the "Matsco Environmental Compliance List"), to the actual knowledge of Matsco and any Matsco Subsidiary: (i) Matsco and each of the Matsco Subsidiaries are in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Matsco Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Matsco Property; (iv) neither Matsco nor any of the Matsco Subsidiaries has any loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; (v) neither Matsco nor any of its Affiliates has been an "operator" of any Matsco Property for purposes of establishing liability under the Environmental Regulations; and (vi) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (v), as of the date of this Agreement, there is no claim, action, suit or proceeding, or notice thereof, before any

Governmental Entity pending against Matsco or any of the Matsco Subsidiaries or concerning property securing Matsco loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Matsco Property or property securing Matsco loans, relating to the foregoing representations (i) through (v), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. Anything herein to the contrary notwithstanding, neither Matsco nor any Matsco Subsidiary shall be deemed to have conducted, or be required to conduct, any investigations of any Matsco Property covered by this Section 4.12(b).

              (c) No Phase I environmental assessments have been prepared by or on behalf of Matsco or any of the Matsco Subsidiaries.

         4.13 Performance of Obligations. Except contracts or agreements
              --------------------------
identified on the Matsco Conflicts and Consents List pursuant to which Matsco or any Matsco Subsidiary is required to obtain the consent of the other party or parties thereto in order to consummate the transaction contemplated hereby, Matsco and each of the Matsco Subsidiaries have performed in all material respects all of the obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which any of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect.

         4.14 Employees. To the knowledge of Matsco or any Matsco Subsidiary,
              ---------
there are no controversies pending or threatened between Matsco or any of the Matsco Subsidiaries and any of their employees. Neither Matsco nor any of the Matsco Subsidiaries is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

         4.15 Brokers and Finders. Except for its 1999 agreement with Piper
              -------------------
Jaffray, neither Matsco nor any Matsco Subsidiary is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder (including any additional obligation to Piper Jaffray pursuant to a 1998 agreement).

         4.16 Material Contracts. Except as set forth in a list delivered by
              ------------------
Matsco and any Matsco Subsidiaries to GBB (the "Matsco Contract List") (all items listed or required to be listed in such Matsco Contract List being referred to herein as "Scheduled Contracts"), neither Matsco nor any of the Matsco Subsidiaries is a party or otherwise subject to:

              (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Matsco or any Matsco Subsidiary and is not terminable by Matsco or any Matsco Subsidiary within one year without penalty or (ii) requires payment by Matsco or any Matsco Subsidiary of $50,000 or more per annum;

              (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Matsco or any Matsco Subsidiary of $50,000 or more per annum;

              (c) any contract or agreement that restricts Matsco or any Matsco Subsidiary (or would restrict any Affiliate of Matsco (including GBB and its subsidiaries) after the Closing Date) from competing in any line of business with any Person or using or employing the services of any Person;

              (d) any lease of real or personal property providing for annual lease payments by or to Matsco or any Matsco Subsidiary in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which Matsco or any Matsco Subsidiary is lessor and (B) leases of real property presently used by Matsco or any Matsco Subsidiary as its offices;

              (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Matsco or any Matsco Subsidiary (other than as mortgagor or pledgor in the ordinary course of its leasing and finance business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $50,000 or more (other than in the ordinary course of its leasing and finance business);

              (f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Matsco or any Matsco Subsidiary;

              (g) other than agreements entered into in the ordinary course of business, any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

              (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Matsco or any Matsco Subsidiary has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

              (i) any agreement for the borrowing by Matsco or any Matsco Subsidiary of any money (other than borrowings made in the ordinary course of its business and reflected in the financial records of Matsco);

              (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by Matsco or any Matsco Subsidiary (as lessee) that materially restricts the use, transferability or value of such property;

              (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than loan or credit agreements, letters of credit or loan commitments issued or entered into in the normal course of business;

              (l) any supply, maintenance or landscape contracts not terminable by Matsco or any Matsco Subsidiary without penalty on thirty (30) days' or less notice and which provides for payments in excess of $50,000 per annum;

              (m) other than as disclosed with reference to subparagraph (k) of this Section 4.16 or in the Matsco Conflicts and Consents List, any material agreement which would be terminable other than by Matsco or any Matsco Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

              (n) any contract of participation with any other bank in any loan in excess of $50,000 or any sales of assets of Matsco or any Matsco Subsidiary with recourse of any kind to Matsco or any Matsco Subsidiary except the sale of loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

              (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity;

              (p) any contract relating to the provision of data processing services to Matsco or any Matsco Subsidiary requiring payment by Matsco or any Matsco Subsidiary in excess of $100,000 per annum;

              (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by Matsco or any Matsco Subsidiary other than payments made under or pursuant to loan agreements, equipment financing agreements, equipment leases, participation agreements and other agreements for the extension of credit in the ordinary course of business; or

              (r) any agreement that, alone or in conjunction with any other agreements, would result in a deduction disallowance under Section 280G of the Code or imposition of an excise tax under Section 4999 of the Code.

True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been furnished to GBB.

         4.17 Certain Material Changes. Except as specifically required,
              ------------------------
permitted or effected by this Agreement or as disclosed in a list furnished by Matsco to GBB (the "Material Changes List"), since December 31, 1999 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated) with respect to Matsco or any Matsco Subsidiary:

              (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business or manner of conducting business, of Matsco or any Matsco Subsidiary or any other event or development that has had or could reasonably be expected to have a Material Adverse Effect;

              (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

              (c) Any amendment, modification or termination of any existing, or entry into any new contract or permit otherwise than in the ordinary course of business;

              (d) Any disposition by Matsco or by any Matsco Subsidiary of any asset otherwise than in the ordinary course of business; or

              (e) Any direct or indirect redemption, purchase or other acquisition by Matsco or any Matsco Subsidiary of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of Matsco) or other distribution on or in respect of Matsco Stock whether consisting of money, other personal property, real property or other things of value.

         4.18 Licenses and Permits. Matsco and each of the Matsco Subsidiaries
              --------------------
have all material licenses and permits that are necessary for the conduct of its business, and such licenses and permits are in full force and effect except for licenses and permits of which the failure to hold, or failure to be in full force and effect, does not have a Material Adverse Effect. The properties, assets, operations and businesses of Matsco are and have been maintained and conducted in all material respects in compliance with all applicable licenses and permits. The properties and operations of Matsco and the Matsco Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

         4.19 Employee Benefit Plans.
              ----------------------

              (a) Matsco has previously furnished to GBB copies of each of its and any Matsco Subsidiary's "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provision of ERISA and covers any employee, whether active or retired, of Matsco, together with all amendments thereto, all related summary plan descriptions (to the extent one is required by law), the most recent determination or opinion letter issued by the IRS for each such plan that is intended to be qualified under Section 401(a) of the Code, and the annual reports for the most recent three (3) years (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with each such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." Matsco does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA that would subject Matsco to a material amount of liability with respect to any such plan. Each Employee Plan which is intended to be qualified in form and operation under
Section 401(a) of the Code is so qualified and the associated trust for each such Employee

Plan is exempt from tax under Section 501(a) of the Code. To the knowledge of Matsco, no event has occurred that will subject such Employee Plans to tax under
Section 511 of the Code. All amendments required to be made on or before the date hereof to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as disclosed in a list furnished by Matsco to GBB (the "Matsco Employee Plan List"), all Employee Plans were in effect for substantially all of 1998 and 1999, and there has been no amendment thereof (other than amendments required to comply with applicable law or to maintain an Employee Plan's tax-qualified status under Section 401(a) of the Code) or increase in the cost thereof or benefits thereunder on or after January 1, 1998.

              (b) Matsco has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by Matsco which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of Matsco (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the Matsco Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1998 and 1999. There has been no amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1998. Except as set forth in the Matsco Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Matsco since January 1, 1999, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1999. There is no contract, agreement or benefit arrangement covering any employee of Matsco which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

              (c) To the knowledge of Matsco, with respect to all Employee Plans and Benefit Arrangements, Matsco is in compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. Matsco has performed all of its obligations under all such Employee Plans and Benefit Arrangements in all material respects. There is no pending or, to the knowledge of Matsco, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement which could result in liability to such Employee Plan. To Matsco's knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code and for which there is no applicable exception or exemption, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Matsco which is covered by Title I of ERISA, which could subject any person (other than a person for whom Matsco is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of a tax under Section 4975 of the Code; nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Matsco failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in Title IV of ERISA has occurred with respect to any of the Employee Plans. To the knowledge of Matsco, Matsco has not incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its affiliates (including Matsco) at or after the Closing Date.

              (d) Except for Scheduled Contracts set forth in the Matsco Contract List or as set forth in the Matsco Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Matsco within a period of thirty (30) days following the Closing Date, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

              (e) All group health plans of Matsco have been operated in compliance with the applicable group health plan continuation coverage requirements of Section 4980B of the Code.

         4.20 Corporate Records. The minute books of Matsco and each of the
              -----------------
Matsco Subsidiaries accurately reflect all material actions taken to this date by the shareholders, board of directors and committees of Matsco and each of the Matsco Subsidiaries and contain true and complete copies of Matsco's and the Matsco Subsidiaries' articles or certificates of incorporation, bylaws and other charter documents, and all amendments thereto.

         4.21 Accounting Records. Matsco maintains accounting records which
              ------------------
fairly and validly reflect its and the Matsco Subsidiaries' transactions, in all material respects, and accounting controls exist sufficient to provide reasonable assurances that such transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

         4.22 Offices. Matsco has furnished to GBB a list (the "Matsco Offices
              -------
List") setting forth the headquarters of Matsco (identified as such) and each of the offices maintained and operated by Matsco and the Matsco Subsidiaries and the location thereof. Except as set forth on the Matsco Offices List, Matsco does not maintain any other office and is not operating its business at any other location, and Matsco has not applied for or received permission from the Commissioner or any other Governmental Entity to open any additional facility or operate at any other location.

         4.23 Operating Losses. Matsco has furnished to GBB a list (the "Matsco
              ----------------
Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at Matsco or any Matsco Subsidiary during the period after December 31, 1999 to the date of the Agreement. To the knowledge of Matsco or any Matsco Subsidiary, no action has been taken or omitted to be taken by any employee of Matsco that has resulted in the incurrence by Matsco of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $25,000 on an individual basis, or $50,000 in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs or other similar acts or occurrences.

         4.24 Loan Portfolio. Matsco has furnished to GBB a summary aging (the
              --------------
"Matsco Loan List") that sets forth, as of June 30, 2000, an aging of each loan, lease, other extension of credit or commitment to extend credit by Matsco or any Matsco Subsidiary that identifies and explains any repayment or collection problems relating to any of such loans, leases or other extensions of credit that could have a Material Adverse Effect.

         4.25 Receivables Sales and Servicing.
              -------------------------------

              (a) For the purposes of this Section 4.25, the following terms shall have the meanings ascribed to them below:

                  (i) "Equipment" means the equipment leased to customers of Matsco pursuant to the Lease Documents or pledged by customers to Matsco pursuant to the Loan Documents, together with any replacement parts, additions and repairs thereto, and any accessories incorporated therein and/or affixed thereto.

                  (ii) "Investor" means any unrelated person or entity that has purchased, financed or otherwise acquired an interest in a Receivable from Matsco or any Matsco Subsidiary.

                  (iii) "Investor Documents" means any indenture, trust agreement, loan agreement, purchase agreement or similar document, and any related agreements entered into by Matsco or a Matsco Subsidiary in connection with any sale or financing of any Receivable.

                  (iv) "Investor Requirements" means any outstanding contractual, legal and regulatory obligations of Matsco or any Matsco Subsidiary to any Investor, including but not limited to, the representations, warranties and covenants made by Matsco or any Matsco Subsidiary to any Investor in any Investor Documents.

                  (v) "Lease Documents" means the lease contracts evidencing a lease of Equipment and all rights with respect thereto, including all guaranties and other guaranties or arrangements supporting or securing payment of any lease of Equipment and all rights with respect to any agreements or arrangements with vendors, dealers or manufacturers of any Equipment or other collateral for such lease to the extent that it is specifically related to any such lease contract.

                  (vi) "Loan Documents" means the loan contracts evidencing either a (A) sale of the related Equipment to a customer and retention by the lessor of a security interest in such Equipment or (B) Practice Acquisition Loan Contract and the related promissory notes, if any, and, in each case, all rights with respect thereto, including all guaranties and other guaranties or arrangements supporting or securing payment of any such loan contracts and all rights with respect to any agreements or arrangements with vendors, dealers or manufacturers of any Equipment or other collateral for such loan to the extent that it is specifically related to any such loan contract.

                  (vii) "Practice Acquisition Loan" means a loan contract

relating to any loan by Matsco to a professional who is engaged in the operation and acquisition of a licensed professional practice, which loan is secured by Equipment, inventory, accounts and other general intangibles.

                  (viii) "Receivable" means all amounts due from the obligor under any Loan Document or Lease Document that was originated or is serviced by Matsco or any Matsco Subsidiary to the extent that Matsco or any Matsco Subsidiary could have any liability, obligation or duties with respect thereto.

                  (ix) "Receivable Documents" means any Lease Documents or any Loan Documents.

                  (x) "Receivables Held for Sale" means all Receivables currently held and hereinafter acquired or originated by Matsco or any Matsco Subsidiary for which beneficial ownership has not been transferred to an Investor.

                  (xi) "Serviced Receivable" means all Receivables to the extent serviced by Matsco or a Matsco Subsidiary, whether for its own account or for Investors.

                  (xii) "Servicing Requirements" means prudent practice in line with industry standards together with any contractual, legal or regulatory obligation(s) of Matsco or any Matsco Subsidiary relating to the Serviced Receivables or any Receivable previously serviced by Matsco or any Matsco Subsidiary for which Investor Documents are still in effect.

              (b) To Matsco's knowledge, except to the extent covered by indemnification from third parties not party to the Receivables Documents, the Receivable Documents evidencing each Receivable that is currently outstanding:
(A) constitute the legal, valid and binding obligation of the parties to such Receivable Documents and (B) are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles or doctrines. To Matsco's knowledge, except to the extent covered by indemnification from third parties not party to the Receivables Documents, no Receivable is subject to any legally enforceable right of rescission, set-off, counterclaim or defense, including the defense of usury or, to the knowledge of Matsco, lack of legal capacity of any borrower, lessor or guarantor, nor will the operation of any of the terms of any Receivable, or the exercise of any legally enforceable right thereunder, render any Receivable or any of the Receivable Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, or, to the knowledge of Matsco, lack of legal capacity of any borrower, lessor or guarantor, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Receivable Held for Sale or any Receivable for which there is any recourse against, or responsibility or exposure of, Matsco or any Matsco Subsidiary under any Investor Documents.

              (c) To Matsco's knowledge or the knowledge of any Matsco Subsidiary, Matsco has at all times maintained the Receivable Documents in all material respects in accordance with Investor Requirements, Servicing Requirements and other legal and regulatory requirements and contractual obligations applicable thereto.

              (d) All outstanding Receivables sold or financed by Matsco or any Matsco Subsidiary complied in all material respects with Investor Requirements on the respective date of sale or finance of such Receivables.

              (e) Matsco and the Matsco Subsidiaries have at all times been and are now in compliance in all material respects with the Servicing Requirements relating to the Serviced Receivables and Receivables previously serviced by them for which Investor Documents are still in effect.

              (f) Except as set forth on a list which has been furnished to GBB (the "Receivables Sales and Servicing List"), neither Matsco nor any Matsco Subsidiary has any advances outstanding with respect to any Receivable(s), except for advances made under the Servicing Requirements that are expected to be reimbursed within ninety (90) days from the date that such advance was made.

              (g) Neither Matsco nor any Matsco Subsidiary is in material default with respect to any of its respective obligations under any Lease Document or Loan Document.

              (h) No Receivable relates to an obligor that became a party to the relevant Receivable Documents in a consumer (rather than commercial) capacity.

              (i) All Receivables securitized in a pool, at the time of inclusion in such pool, and at the time of any bring down of eligibility representations with respect to such pool, met all applicable eligibility criteria for such pool. The implicit principal balance outstanding and owing on the Serviced Receivables in each pool equals or exceeds the amount owing to the corresponding Investors in such pool.

              (j) To the knowledge of Matsco or any Matsco Subsidiary, all guarantees and indebtedness owed to Matsco or any Matsco Subsidiary, including but not limited to those of the Small Business Administration and other state and federal agencies, are valid and enforceable, except to the extent limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles.

              (k) As of the date hereof, neither Matsco nor any Matsco Subsidiary is a party to any interest rate swaps, caps, floors or option agreements with respect to the Receivables

              (l) The terms of each Receivable have not been impaired, waived, altered or modified in any material respect from the date of its origination, except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by the relevant Investor, to the extent required by the relevant Investor Requirements, and its terms are reflected in the files for the Receivable Documents. Except as authorized by the applicable Investor, where such Investor's authorization is required, neither Matsco nor any Matsco Subsidiary has: (i) subordinated the security interest for any Receivable to any other secured party or lien or given any other secured party or lien equal priority with the lien for a Receivable except for those instances where a loan or lease to an obligor is cross-defaulted or cross-collateralized with another loan or lease from Matsco to that obligor and that may have been assigned to different Investors consistent with past practices or (ii) executed any instrument of release, cancellation or satisfaction with respect to any Receivable, in whole or in part, other than in connection with a pay-off or in the course of a pending work-out that has already been disclosed.

              (m) Except as set forth in the Investor Documents, neither Matsco nor any Matsco Subsidiary is subject to any repurchase obligation with respect to any Receivable.

              (n) Neither Matsco nor any Matsco Subsidiary has received a written notice of a servicing default for any Serviced Receivable that has not been cured or waived. All amounts payable in respect of a Receivable, or the Equipment covered by a Receivable which Matsco or any Matsco Subsidiary is responsible for paying, directly or indirectly under any Investor Document have, in all material respects, been paid prior to becoming delinquent.

              (o) To the knowledge of Matsco, no fact regarding Matsco, any Matsco Subsidiary or any Receivables currently exists with respect to existing securitizations heretofore undertaken by Matsco or any Matsco Subsidiary, nor does Matsco have actual knowledge of any fact, that could reasonably be expected to materially and adversely affect the ability of Matsco or any Matsco Subsidiary to continue to perform securitizations in the future in accordance with existing practices.

              (p) Neither Matsco nor any Matsco Subsidiary has any existing or contingent recourse obligations or commitments, as defined in the risk-weighted capital adequacy regulations applicable to GBB or CNB, on any of their securitizations that would require any increase or allocation of capital by GBB or CNB.

         4.26 Risk-Weighted Capital. Matsco has furnished GBB all information
              ---------------------
regarding Matsco's securitization transactions requested by GBB to enable GBB to determine how the transactions will impact risk-weighted capital calculations for GBB.

         4.27 Investment Securities. Matsco has furnished to GBB a list (the
              ---------------------
"Matsco Investment Securities List") setting forth a description of each Investment Security held by Matsco or any Matsco Subsidiary on June 30, 2000. The Matsco Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Except as set forth on the Matsco Investment Securities List, Matsco has no Investment Securities classified as trading.

         4.28 Power of Attorney. Except as set forth in a list furnished by
              -----------------
Matsco to GBB (the "Power of Attorney List"), neither Matsco nor any Matsco Subsidiary has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

         4.29 Facts Affecting Regulatory Approvals. To the knowledge of Matsco
              ------------------------------------
or any Matsco Subsidiary, there is no fact, event or condition applicable to Matsco or any Matsco Subsidiary which will, or could reasonably be expected to prevent securing all requisite approvals or consents (if any) of any Governmental Entity to the transactions contemplated by this Agreement.

         4.30 Indemnification. Other than pursuant to the provisions of their
              ---------------
respective articles or certificates of incorporation or bylaws, neither Matsco nor any Matsco Subsidiary is a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Matsco or any Matsco Subsidiary (a "Covered Party"), and, to the knowledge of Matsco or any Matsco Subsidiary, there are no claims for which any Covered Party would be entitled to indemnification by Matsco or any Matsco Subsidiary if such provisions were deemed in effect, except as set forth in a list furnished by Matsco to GBB (the "Matsco Indemnification List").

         4.31 Derivative Transactions. Neither Matsco nor any Matsco Subsidiary
              -----------------------
is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments, other than in the ordinary course of business consistent with past practices.

         4.32 Intellectual Property. Except as set forth in a list furnished by
              ---------------------
Matsco to GBB (the "Matsco Intellectual Property List"), Matsco and each of the Matsco Subsidiaries own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and neither Matsco nor any of the Matsco Subsidiaries has received any notice with respect thereto that asserts the rights of others. Matsco and each of the Matsco Subsidiaries has in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

         4.33 Year 2000. The mission critical computer software operated by
              ---------
Matsco and the Matsco Subsidiaries is currently capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of any adaptations referred to in this clause made or yet required have been provided to GBB.

         4.34 Insider Loans; Other Transactions. Matsco has previously provided
              ---------------------------------
GBB with a listing, current as of March 31, 2000, of all extensions of credit made by Matsco or any of the Matsco Subsidiaries to each of its executive officers and directors and their Affiliates. Except as set forth on a list furnished by Matsco to GBB (the "Matsco Related Party Transaction List"), neither Matsco nor any of the Matsco Subsidiaries owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of Matsco or any of the Matsco Subsidiaries (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business or any amounts due pursuant to Matsco's Employee Plans).

         4.35 Registration Obligation. Except as required under the Marshall
              -----------------------
Agreements, Matsco is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

         4.36 Accuracy and Currentness of Information Furnished. The
              -------------------------------------------------
representations and warranties made by Matsco hereby or in the Matsco Lists do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in the Matsco Lists from being misleading.

                                   ARTICLE V

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                           OF THE MATSCO SHAREHOLDERS

         The Matsco Shareholders jointly, but not severally, represent and warrant to GBB as follows:

         5.1 Authorization. The Matsco Shareholders have the full power and
             -------------
authority to execute, deliver and perform this Agreement. Assuming the accuracy of the representations in Section 6.3 hereof, this Agreement when executed and delivered by the Matsco Shareholders will constitute a valid and legally binding obligation of the Matsco Shareholders, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general applications affecting enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies, and limitations of public policy.

         5.2 Reliance. The Matsco Shareholders acknowledge that GBB has
             --------
responded to their requests for written information regarding GBB, and that the Matsco Shareholders have had the opportunity to ask questions of, and receive answers from, GBB or any Person acting on GBB's behalf, concerning the business, operations, assets (including intangible assets), financial condition, results of operations and prospects of GBB.

         5.3 Tax Advisors. The Matsco Shareholders have reviewed with their own
             ------------
tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The Matsco Shareholders are relying solely on such advisors with respect to tax advice, and shall be responsible for the Matsco Shareholders' own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         5.4 Investor Counsel. The Matsco Shareholders acknowledge that they
             ----------------
have had the opportunity to review this Agreement (including the exhibits and the schedules attached thereto) and the transactions contemplated by this Agreement with their own legal counsel. The Matsco Shareholders are not relying on GBB or its counsel for legal advice with respect to this investment and the transactions contemplated by this Agreement, except for their reliance on the opinion to be delivered pursuant to Section 11.6.

         5.5 Spousal Consents. As applicable, the spouses of each of the Matsco
             ----------------
Shareholders have executed and delivered to GBB a Spousal Consent substantially in the form of Exhibit E attached hereto.

         5.6 Beneficial Ownership. Each of the Matsco Shareholders has
             --------------------
 beneficial ownership of the outstanding shares of Matsco Stock set forth opposite such Matsco Shareholders name on Exhibit A attached hereto.


                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF GBB

         GBB represents and warrants to Matsco and each of the Matsco Shareholders as follows:

         6.1 Incorporation, Standing and Power. GBB has been duly organized, is
             ---------------------------------
validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. GBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. GBB is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary.

         6.2 Financial Statements. GBB has previously furnished to Matsco a copy
             --------------------
of the Financial Statements of GBB. The Financial Statements of GBB: (a) present fairly the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; and (b) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein).

         6.3 Authority. The execution and delivery by GBB of this Agreement and
             ---------
the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GBB, and, assuming the accuracy of the representations contained in Sections 4.6 and 5.1 and upon the due execution and delivery by the respective parties hereto, this Agreement is a valid and binding obligation of GBB enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by GBB to Matsco (the "GBB Conflicts and Consents List"), neither the execution and delivery by GBB of this Agreement, the consummation of the transactions contemplated herein, nor compliance by GBB with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its articles of incorporation, as amended, or bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB is a party, or by which GBB or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of GBB or any of its subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any of its properties or assets. Except as set forth in the "GBB Conflicts and Consents List," no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement, or the consummation by GBB of the transactions contemplated hereby, except such approvals as may be required by the SEC, the FRB, the OCC, and the Commissioner.

         6.4 Reports and Filings. Since December 31, 1996, GBB has filed all
             -------------------
reports, returns, registrations and statements (such reports and filings referred to as "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB and (c) any other applicable Governmental Entity, including taxing authorities. No adverse administrative actions have been taken or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position, results of operations or cash flows of GBB on a consolidated basis fairly presented the financial position, results of operations or cash flows of GBB on a consolidated basis and was prepared in accordance with

GAAP or banking regulations consistently applied, except as stated therein, during the periods involved.

         6.5 Facts Affecting Regulatory Approvals. There is no fact, event or
             ------------------------------------
condition applicable to GBB or any of its subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the all requisite approvals or consents (if any) of any Governmental Entity to the transactions contemplated by this Agreement.

         6.6 Consideration. GBB has access to sufficient liquid funds to
             -------------
consummate the transactions contemplated in this Agreement.


                                  ARTICLE VII

                 COVENANTS OF MATSCO AND THE MATSCO SHAREHOLDERS

         Matsco and each of the Matsco Shareholders hereby jointly but not severally covenant and agree with GBB as follows:

         7.1 Limitation on Matsco's Conduct Prior to the Closing Date. Between
             --------------------------------------------------------
the date hereof and the Closing Date, except as provided in Section 7.2 or as otherwise contemplated by this Agreement, and subject to requirements of law and regulation, Matsco agrees to conduct its business and that of the Matsco Subsidiaries, and the Matsco Shareholders agree to cause Matsco to conduct its business and that of the Matsco Subsidiaries, in the ordinary course in substantially the manner heretofore conducted, including applying consistent with past practices and not changing its existing credit guidelines. Consistent therewith, Matsco shall not, and Matsco shall cause the Matsco Subsidiaries not to and the Matsco Shareholders shall cause Matsco not to, without the prior written consent of GBB, which consent shall not be unreasonably withheld or delayed and which consent, except as provided further below, shall be deemed granted if GBB has not communicated its response in writing, electronically or telephonically within five (5) business days:

             (a) issue, sell or grant any Matsco Stock, any other securities (including long term debt) of Matsco or any Matsco Subsidiary or any rights, options or securities to acquire any Matsco Stock or any other securities (including long term debt) of Matsco or any Matsco Subsidiary;

             (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of Matsco;

             (c) purchase, redeem or otherwise acquire any capital stock or other securities of Matsco or any rights, options or securities to acquire any capital stock or other securities of Matsco;

             (d) except as may be required to effect the transactions contemplated herein, amend its articles of incorporation or bylaws;

             (e) grant any general or uniform increase in the rate of pay of employees or employee benefits, except for certain proposed increases which are consistent with normal past practices and have been furnished to GBB;

             (f) except as agreed by GBB with respect to Harold Spencer, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, except for certain proposed increases which are consistent with normal past practices and have been furnished to GBB;

             (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate, except for ordinary repairs, renewals and replacements and capital expenditures and commitments previously incurred in connection with Matsco's relocation to 2000 Powell Street;

             (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

             (i) grant, renew or commit to grant or renew any extension of credit in excess of $750,000 without GBB's review and consent, which shall be deemed granted if GBB has not communicated its response within 48 hours of Matsco submitting such request for review and consent together with such information as GBB may require in order to review such credit (which information shall also be contained in credit write-ups or approvals to be submitted or made available to GBB weekly for credits between $250,000 and $750,000);

             (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity;

             (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding Matsco Stock, or any Affiliate of such Person, if such credit would exceed $25,000;

             (l) close any offices at which business is conducted or open any new offices;

             (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

             (n) initiate or solicit (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction, or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Matsco shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Matsco: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Matsco other than in the ordinary course of business; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), a tender offer or exchange offer for outstanding shares; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing;

             (o) change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations, except such changes as may be required in the opinion of Matsco's management to respond to economic or market conditions or as may be required by any Governmental Entity;

             (p) grant any Person a power of attorney or similar authority (other than in the ordinary course of business consistent with past practice);

             (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

             (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16 other than in the ordinary course of business;

             (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

             (t) take any action which, to the knowledge of Matsco or any Matsco Subsidiary, would or is reasonably likely to (i) adversely affect the ability of GBB or Matsco to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Matsco's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or Matsco's obligations in Articles 10 and 11 hereunder not being satisfied;

             (u) make any special or extraordinary payments to any Person;

             (v) reclassify any Investment Security from held-to-maturity or available for sale to trading;

             (w) sell any security other than in the ordinary course of business, or engage in gains trading;

             (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

             (y) settle any claim, action or proceeding involving any liability for monetary damages or enter into any settlement agreement containing material obligations;

             (z) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on January 1, 2000; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than three (3) months;

             (aa) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for short-term borrowings made at prevailing market rates and terms and in the ordinary course of business; or

             (bb) agree or make any commitment to take any actions prohibited by this Section 7.1.

         7.2 Affirmative Conduct of Matsco Prior to the Closing Date. Between the date hereof and the Closing Date, Matsco shall, and Matsco shall cause each Matsco Subsidiary and the Matsco Shareholders shall cause Matsco, to:

             (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with Matsco;

             (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Matsco;

             (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

             (d) perform its material contractual obligations and not become in material default on any such obligations, provided GBB and its Affiliates continue certain financial assistance and support as set forth in the GBB Financial Assistance and Support List delivered by GBB to Matsco;

             (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

             (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

             (g) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to its tax liabilities, or any actual or threatened collection enforcement activity by any tax authority with respect to its tax liabilities;

             (h) promptly provide GBB monthly unaudited balance sheets and income statements of Matsco and the Matsco Subsidiaries within twenty-five (25) days after the close of each calendar month;

             (i) not later than the 20th day of each calendar month, amend or supplement the Matsco Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the Matsco Lists accurately reflects the then-current status of Matsco. Matsco shall further amend or supplement the Matsco Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the Matsco Lists;

             (j) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Matsco or any of the Matsco Subsidiaries or that is required to consummate the transactions contemplated by this Agreement;

             (k) furnish to GBB, as soon as practicable, and in any event within fifteen (15) days after it is prepared, a copy of any report submitted to the Matsco Board of Directors or any committee thereof, provided, however, that Matsco need not furnish to GBB communications of Matsco's legal counsel regarding Matsco's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or filed with any Governmental Entity on a confidential basis (other than confidentially filed portions of any notice or application filed in connection with the transactions contemplated by this Agreement, which shall be furnished to GBB) or covered by the attorney-client privilege, or which are attorneys' work product; and

             (l) use its commercially reasonable efforts to protect and preserve its rights to the use of the name "The Matsco Companies Inc." and to take any actions reasonably requested by GBB to ensure that such rights will inure to the benefit of GBB upon the Closing.

             (m) complete the sale or transfer of (i) the airplane owned by Matsco or a Matsco Subsidiary and (ii) Matsco's ownership interest in National Dental Network (together the "Pre-Closing Transactions"), provided that contingent revenue interests acceptable to GBB shall be retained by Matsco in connection with such sale or transfer of National Dental Network.

         7.3 Access to Information. Matsco will afford, and the Matsco
             ---------------------
Shareholders shall cause Matsco to afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its and the Matsco Subsidiaries' business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Matsco and the condition thereof and to update such examination at such intervals as GBB shall reasonably deem appropriate. Such examination shall be conducted in cooperation with the officers of Matsco and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Matsco. Upon the request of GBB, Matsco will request (and the Matsco Shareholders shall cause Matsco to request) Grant Thornton to provide reasonable access to representatives of PwC working on behalf of GBB to auditors' work papers with respect to the business and properties of Matsco, including tax accrual work papers prepared for Matsco during the preceding thirty-six (36) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that Matsco is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by Matsco herein; provided, that GBB shall disclose to Matsco any fact or circumstance it may discover which GBB believes renders any representation or warranty made by Matsco hereunder incorrect in any respect. GBB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Matsco so obtained from any of them (except to the extent that such documents or information are a matter of public record or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Matsco.

         7.4 Filings. Matsco and the Matsco Shareholders agree that through the
             -------
Closing Date, each of Matsco's and Matsco's Subsidiaries' reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied during the periods involved.

         7.5 Notices; Reports. Matsco and the Matsco Shareholders each will
             -------
promptly notify GBB of any event of which Matsco or the Matsco Shareholders obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect, or in the event that Matsco or the Matsco Shareholders determine that they are unable to fulfill any of the conditions to the performance of GBB's obligations under this Agreement, Matsco and the Matsco Shareholders each will furnish GBB (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by Matsco for submission to the Board of Directors of Matsco or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Matsco to the Matsco Shareholders, and all reports to be filed by Matsco with the Commissioner, the Delaware Secretary of State or any other Governmental Entity after the date hereof, and
(iii) the public portions (subject to Section 7.7) of such other existing reports as GBB may reasonably request relating to Matsco.

         7.6 Loan Portfolio. Matsco will promptly inform GBB of any loan, lease,
             --------------
other extension of credit or commitment to extend credit by Matsco or any Matsco Subsidiary that involves any repayment or collection problem that would have a Material Adverse Effect.

         7.7 Applications. Matsco and the Matsco Shareholders each will promptly
             ------------
prepare any applications necessary on their part to consummate the transactions contemplated hereby, and each further agrees to provide any information reasonably requested by GBB for the preparation of any applications by GBB necessary to consummate the transactions contemplated hereby. Matsco and the Matsco Shareholders shall afford GBB a reasonable opportunity to review all such applications (including confidential or nonpublic portions thereof) and all amendments and supplements thereto before the filing thereof. Matsco will use its commercially reasonable efforts to obtain all regulatory approvals or consents that are required to be obtained by Matsco and are necessary to effect the transactions contemplated herein.

         7.8 No Sale or Encumbrance. Except for existing encumbrances listed on
             ----------------------
the Matsco Encumbrance List, each of the Matsco Shareholders agrees not to sell, transfer or encumber their Matsco Stock prior to the earlier of the Closing or the termination of this Agreement.

         7.9 Employment Agreements and Non-Compete Agreements. Certain of the
             ------------------------------------------------
Matsco Shareholders identified on Exhibit A agree to execute and deliver to GBB

Employment Agreements in the form of Exhibit C hereto and the Non-Compete Agreements in the form of Exhibit D hereto.

         7.10 Matsco Stock Collateral. Marshall agrees to release any claim or
              -----------------------
security interest in any Matsco Stock held as collateral for any Marshall Guaranties as provided in Section 11.7.



                                  ARTICLE VIII

                                COVENANTS OF GBB

         GBB covenants and agrees with Matsco and the Matsco Shareholders as follows:

         8.1 Limitation on GBB's Conduct Prior to the Closing Date. Between the
             -----------------------------------------------------
date hereof and the Closing Date, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, GBB shall not, without the prior written consent of Matsco, which consent shall not be unreasonably withheld or delayed:

             (a) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect GBB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's obligations hereunder not being satisfied; or

             (b) agree or make any commitment to take any actions prohibited by this Section 8.1.

         8.2 Affirmative Conduct of GBB Prior to the Closing Date. Between the
             ----------------------------------------------------
date hereof and the Closing Date, GBB shall:


             (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve the relationships and goodwill with account holders, borrowers, employees and others having business relationships with GBB;

             (b) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB;

             (c) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB that is required to consummate the transactions contemplated by this Agreement;

             (d) not later than the 20th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article 6 to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB. GBB shall further amend or supplement the GBB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Lists; and

             (e) use commercially reasonable efforts to have Matsco's directors and officers added to GBB's directors' and officers' liability insurance policy providing for coverage for a period of at least thirty-six (36) months following the Closing Date and covering acts and omissions occurring prior to the Closing Date and acts and omissions related to this Agreement, provided that the cost of such additional coverage does not increase GBB's current annual premium by more than five percent (5%).

         8.3 Access to Information. Upon reasonable request by Matsco, GBB shall
             ---------------------
(i) make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer and Controller available to discuss with Matsco and its representatives GBB's operations and (ii) shall provide Matsco with written information which is (a) similar to the written information that Matsco reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Matsco of the right to rely upon the representations and warranties made by GBB herein; provided, that Matsco shall disclose to GBB any fact or circumstance it may discover which Matsco believes renders any representation or warranty made by GBB hereunder incorrect in any material respect. Matsco covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby or except as required by law), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

         8.4 Applications. GBB will promptly prepare and file or cause to be
             ------------
prepared and filed such regulatory applications, notices or filings as deemed necessary to consummate the transactions contemplated hereby, including those required for compliance with the federal BHC Act and Hart Scott Rodino Act. GBB shall afford Matsco a reasonable opportunity to review all such applications and notices (including confidential or nonpublic portions thereof) and all amendments and supplements thereto before the filing thereof. GBB will use its commercially reasonable efforts to obtain all such regulatory approvals or consents or to satisfy the requirements for any exemption necessary to effect the transactions contemplated herein.

         8.5 Notices; Reports. GBB will promptly notify Matsco of any event of
             ----------------
which GBB obtains knowledge which has had or may have a Material Adverse Effect on the financial condition, operations, business or prospects of GBB or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of Matsco's obligations hereunder.

         8.6 Employment Agreements and Non-Compete Agreements. GBB agrees to
             ------------------------------------------------
execute and deliver the Employment Agreements and Non-Compete Agreements to the Matsco Shareholders identified on Exhibit A.

         8.7 Release of Guaranties. GBB shall use its best efforts to obtain the
             ---------------------
termination and release promptly after the Closing Date of the personal guaranties of the Matsco Shareholders listed on the Matsco Guaranties List, all of which relate to indebtedness or obligations of Matsco or the Matsco Subsidiaries. The applicable Matsco Shareholder may notify the obligees under such guaranties that such Matsco Shareholder shall have terminated its obligations under such guaranties. After the Closing Date, GBB shall defend, indemnify and hold harmless any Matsco Shareholders from and against any and all cost, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by such Matsco Shareholder arising out of any actions suits, proceedings or other claims by third parties to enforce or collect indebtedness owed by Matsco or the Matsco Subsidiaries which is personally guaranteed by such Matsco Shareholders, including the Marshall Guaranties.

         8.8 Operation of the Matsco Operating Unit. After the Closing Date and
             --------------------------------------
at all times prior to the termination of GBB's obligation to make any Earn-Out Payments, it is intended that the Matsco Operating Unit will operate as a division or as a subsidiary of CNB or another bank or other Affiliate of GBB or as a subsidiary of GBB and, in any event, it is agreed that the Matsco Operating Unit shall engage in Matsco Business except as otherwise prohibited by applicable banking laws or regulations.

         8.9 Excess EBT. If, in any Fiscal Year, the Matsco Operating Unit shall
             ----------
have an EBT in excess of the bonus targets (the "EBT Bonus Targets") set forth on Exhibit B for that Fiscal Year, which EBT shall have been finalized as provided in Section 2.3, GBB hereby grants, and covenants and agrees to grant, all right, power and authority to the Participating Shareholders employed by the Matsco Operating Unit throughout the prior Fiscal Year to determine, in their sole discretion, the distribution to be made by GBB of twenty percent (20%) of such excess (the "EBT Bonus") among the employees of the Matsco Operating Unit (including employees who are Participating Shareholders and those Participating Shareholders whose non-employment is due to death, disability or involuntary termination other than for cause, as cause is defined in the Employment Agreements), provided that (i) such Participating Shareholders shall share such EBT Bonuses pursuant to the EBT Bonus Percentages set forth in Exhibit A; (ii) not more than fifty percent (50%) of the EBT Bonus shall be distributed, in the aggregate, to such Participating Shareholders unless GBB shall have agreed in writing that a higher percentage may be paid to such Participating Shareholders for a given Fiscal Year; and (iii) if a Participating Shareholder is not employed by the Matsco Operating Unit throughout the entire prior Fiscal Year as a result of death, disability or involuntary termination other than for "cause," then that Participating Shareholder shall be entitled to receive its portion of the EBT Bonus for that Fiscal Year but shall not be entitled to receive any EBT Bonus for any subsequent Fiscal Years.

                                   ARTICLE IX

                                MUTUAL COVENANTS

         The parties hereto hereby mutually covenant and agree with each other as follows:

         9.1 Best Efforts. Subject to the terms and conditions of this
             ------------
Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

         9.2 Public Announcements. No press release or other public disclosure
             --------------------
of matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB, Matsco or the Matsco Shareholders unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel advises is required in order to fulfill such party's disclosure obligations imposed by law.

         9.3 Matsco Lists. It is agreed that information furnished by Matsco to
             ------------
GBB as required on any Matsco List shall be deemed to be furnished as to another relevant Matsco List if it is commercially reasonable to consider such information to have been furnished by Matsco to GBB in satisfaction of any other requirement hereunder notwithstanding the inadvertent failure of Matsco to furnish the information required on another Matsco List.

         9.4 Payment of Loans. Immediately after the Closing, GBB shall pay
             ----------------
Matsco's outstanding loan obligations to The Matthew D. Shieman Family Trust pursuant to the Subordinated Term Promissory Note dated March 31, 2000 in the original principal amount of $4,000,000 and The Matthew D. Shieman Family Trust hereby directs that the proceeds of such payment shall be delivered by GBB to CNB in payment of the outstanding loan obligations of The Matthew D. Shieman Family Trust to CNB pursuant to the Promissory Note dated March 31, 2000 in the original principal amount of $4,000,000, whereupon such obligations of Matsco and The Matthew D. Shieman Family Trust shall be deemed paid in full, terminated and cancelled.

                                   ARTICLE X

                       CONDITIONS PRECEDENT TO THE CLOSING

         The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date or as expressly provided below, of the following conditions:

         10.1 No Judgments or Orders. No judgment, decree, injunction, order or
              ----------------------
proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the transactions contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

         10.2 Regulatory Approvals. To the extent required by applicable law or
              --------------------
regulation, all approvals or consents of any Governmental Entity shall have been obtained or granted for the transactions contemplated herein and the applicable waiting periods under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied. In addition, all regulatory approvals and consents of any Governmental Entity for the transactions contemplated herein shall have been obtained without the imposition of any conditions that are or would become applicable to GBB, Matsco or the Matsco Shareholders that in good faith and in the reasonable opinion of the Board of Directors of GBB or Matsco, as applicable, would so materially and adversely affect the anticipated economic and business benefits to GBB, Matsco or the Matsco Shareholders of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable.

         10.3 Employment Agreements and Non-Compete Agreements. The Non-Compete
              ------------------------------------------------
Agreements shall have been executed as of the date of this Agreement by the Matsco Shareholders identified in Exhibit A and delivered to GBB and the Employment Agreements shall have been executed and delivered by GBB and certain Matsco Shareholders identified in Exhibit A on or prior to the Closing Date.

         10.4 Spencer Agreement. The Spencer Agreement shall have been executed
              -----------------
as of the date of this Agreement and delivered by GBB and Harold Spencer.


                                   ARTICLE XI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MATSCO
                           AND THE MATSCO SHAREHOLDERS

         All of the obligations of Matsco and the Matsco Shareholders to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Matsco and the Matsco Shareholders:

         11.1 Representations and Warranties; Performance of Covenants. All the
              --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by GBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article 6 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         11.2 Authorization. All actions necessary to authorize the execution,
              -------------
delivery and performance of this Agreement by GBB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of GBB, as required by applicable law.

         11.3 Third Party Consents. GBB shall have obtained all consents of
              --------------------
other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated hereby to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

         11.4 Absence of Certain Changes. Between the date of this Agreement and
              --------------------------
the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on GBB, whether or not such event, change or effect is reflected in the GBB Lists as amended or supplemented after the date of this Agreement.

         11.5 Officers' Certificate. There shall have been delivered to Matsco
              ---------------------
on the Closing Date a certificate executed by the Chief Executive Officer and Chief Financial Officer of GBB certifying compliance with all the provisions of Sections 11.1, 11.2, 11.3 and 11.4.

         11.6 Legal Opinions. The Matsco Shareholders shall have received the
              --------------
opinion of Linda M. Iannone, General Counsel of GBB, dated as of the Closing Date, and in form and substance satisfactory to the counsel of Matsco, to the effect that: (i) GBB is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) all corporate proceedings on the part of GBB necessary to be taken in connection with the transactions contemplated hereby in order to make the same effective have been duly and validly taken; and (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of GBB and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) the valid and binding agreement of GBB.

         11.7 Release of Marshall Guaranties and Collateral. The guaranties of
              ---------------------------------------------
Marshall (the "Marshall Guaranties") listed on the Marshall Guaranties List, all of which relate to indebtedness or obligations of Matsco or the Matsco Subsidiaries, shall have been cancelled, terminated and released, Marshall shall have released all claims and security interests in all Matsco Stock held by Marshall as collateral for the Marshall Guaranties and all such Matsco Stock shall have been reassigned and delivered to The Matthew D. Shieman Family Trust and Marshall shall have cancelled, terminated and released any and all guaranties delivered by Matthew D. Shieman in favor of Marshall.

         11.8 Payment of Marshall Management Fee. Matsco shall have paid to
              ----------------------------------
Marshall the pro rata amount of the management fee due to Marshall from Matsco for the year 2000.

                                  ARTICLE XII

                             CONDITIONS PRECEDENT TO
                               OBLIGATIONS OF GBB

         All of the obligations of GBB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

         12.1 Representations and Warranties; Performance of Covenants. All the
              ------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by Matsco and the Matsco Shareholders at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Matsco and the Matsco Shareholders contained in Articles 4 and 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

         12.2 Authorization. All actions necessary to authorize the execution,
              -------------
delivery and performance of this Agreement by Matsco and the Matsco Shareholders and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Matsco Board of Directors and Matsco Shareholders.

         12.3 Third Party Consents. Matsco and the Matsco Shareholders each
              --------------------
shall have obtained all consents of other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

         12.4 Absence of Certain Changes. Between the date of this Agreement and
              --------------------------
the Closing Date, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on Matsco, whether or not such event, change or effect is reflected in the Matsco Lists as amended or supplemented after the date of this Agreement.

         12.5 Legal Opinion. GBB shall have received the opinion of Shartsis,
              -------------
Friese & Ginsburg LLP, attorneys for Matsco, and in form and substance satisfactory to the counsel of GBB, to the effect that: (i) Matsco and each of the Matsco Subsidiaries are corporations validly existing under the laws of their respective states of incorporation; (ii) Matsco has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) all corporate proceedings on the part of Matsco necessary to be taken in connection with the transactions contemplated herein in order to make the same effective have been duly and validly taken; and (iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of Matsco, and constitutes

(subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) the valid and binding agreement of Matsco; provided that no opinion shall be required as to Article 15, the Employment Agreements or the Non-Compete Agreements.

         12.6  Marshall Agreements. The Marshall Agreements shall have been
               -------------------
terminated.

         12.7  Shieman Employment Agreement. The Shieman Employment Agreement
               ----------------------------
shall have been terminated without any payments which may be otherwise required thereunder.

         12.8  Status of Litigation. The status of any litigation which is a
               --------------------
Material Contingency shall be acceptable to GBB in its commercially reasonable discretion.

         12.9  Employee Benefit Plans. GBB shall have received satisfactory
               ----------------------
evidence that all of Matsco's employee benefit plans, programs and arrangements have been treated as provided in Article 13 of this Agreement.

         12.10 Officers' Certificate. There shall have been delivered to GBB on
               ---------------------
the Closing Date a certificate executed by the Chief Executive Officer and Chief Financial Officer of Matsco certifying compliance with all the provisions of Sections 12.1, 12.2, 12.3 and 12.4.

         12.11 Pre-Closing Transactions. Matsco shall have completed the
               ------------------------
Pre-Closing Transactions.


                                  ARTICLE XIII

                                EMPLOYEE BENEFITS

         13.1 Employee Benefits. Subject to ERISA, the Code and other applicable
              -----------------
law, GBB, in its sole discretion, may elect (i) to terminate the Matsco 401(k) Plan or to discontinue contributions to the Matsco 401(k) Plan following the Closing Date, (ii) to cause Matsco to terminate the Matsco 401(k) Plan or to discontinue contributions to the Matsco 401(k) Plan prior to the Closing Date, or (iii) to merge the Matsco 401(k) Plan with and into the GBB 401(k) Plan after the Closing Date. In no event shall the Matsco 401(k) Plan be merged with and into the GBB 401(k) Plan, however, unless GBB reasonably determines that: (i) the Matsco 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Matsco 401(k) Plan and as to its operation; and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Matsco 401(k) Plan. If GBB determines that the Matsco 401(k) Plan is to be terminated prior to the Closing Date, whereupon Matsco agrees to use its best efforts to (i) terminate the Matsco 401(k) Plan prior to the Closing Date, (ii) amend the Matsco 401(k) Plan prior to the Closing Date to the extent necessary to maintain its tax-qualified status under
Section 401(a) of the Code on termination, and (iii) apply as soon as possible for an IRS determination that the Matsco 401(k) Plan continues to be qualified upon termination. Upon the issuance of such an IRS determination, GBB shall cause the GBB 401(k) Plan to accept transfer of the accounts of the Matsco 401(k) Plan which cannot, without adversely affecting the tax-qualified status of the Matsco 401(k)

Plan, be distributed to participants because of the "successor plan" rule of
Section 401(k)(10)(A)(i) of the Code.

         As soon as practicable after the Closing Date, all other Employee Plans will be discontinued or merged into GBB plans, in the discretion of GBB, and employees of Matsco shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and its subsidiaries in comparable positions with GBB or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees' years of service with Matsco beginning on the date such employees commenced employment with Matsco through the Closing Date.

                                  ARTICLE XIV

                                  TERMINATION

         14.1 Termination. This Agreement may be terminated at any time prior to
              -----------
the Closing Date upon the occurrence of any of the following:

             (a) By mutual agreement of the parties, in writing;

             (b) By Matsco immediately upon expiration of ten (10) days from delivery of written notice by Matsco to GBB of GBB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by Matsco from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Matsco or cured by GBB, as the case may be, prior to expiration of such ten (10) day period);

             (c) By GBB immediately upon expiration of ten (10) days from delivery of written notice by GBB to Matsco of Matsco's or the Matsco Shareholders' breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by GBB or cured by Matsco, as the case may be, prior to expiration of such ten-day period;

             (d) By Matsco or GBB upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement;

             (e) By Matsco or GBB immediately if any conditions set forth in
Article 10 shall not have been met by October 31, 2000;

             (f) By Matsco immediately if any of the conditions set forth in
Article 11 shall not have been met, or by GBB if any of the conditions set forth in Article 12 shall not have been met, by October 31, 2000; or

             (g) By GBB immediately if Matsco has taken or failed to take action in breach of Section 7.1(n).

         14.2 Effect of Termination. In the event of termination of this
              ---------------------
Agreement by either Matsco or GBB as provided in Section 14.1, neither GBB, nor Matsco nor the Matsco Shareholders shall have any further obligation or liability to the other parties hereunder except (i) with respect to the last sentence of each of Section 7.3 and 8.3 and (ii) with respect to Section 14.3, to the extent that such termination results from such party's material breach of the representations and warranties made by it, or material breach in the performance of any of its covenants, agreements or obligations hereunder.

         14.3 Expenses.
              --------

             (a) GBB hereby agrees that if this Agreement is terminated by Matsco pursuant to Section 14.1(b), GBB shall promptly, and in any event within ten (10) days after such termination, pay Matsco all Expenses (as defined in Section 14.3(e) below) of Matsco, but not to exceed $200,000.

             (b) Matsco hereby agrees that if the Agreement is terminated by GBB pursuant to Section 14.1(c) or (g), Matsco shall promptly, and in any event within ten (10) days after such termination, pay GBB all Expenses of GBB, but not to exceed $500,000.

             (c) Except as otherwise provided herein, all Expenses incurred by GBB, Matsco or the Matsco Shareholders in connection with or related to the authorization, preparation and execution of this Agreement, the other transaction documents and all other matters related to the closing of the transactions contemplated hereby, including, without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, investment bankers and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

             (d) GBB, Matsco and the Matsco Shareholders agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated solely as a result of a failure of a condition, which failure is due to a natural disaster or other act of God or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any Expenses or otherwise be liable hereunder.

             (e) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE XV

                      SURVIVAL; INDEMNIFICATION; RELEASE

         15.1 Survival.
              --------

             (a) Each representation, warranty, covenant and agreement of Matsco and the Matsco Shareholders contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the eighteenth (18th) month anniversary of the Closing Date, provided that the representations in Section 4.11 shall terminate and expire on the Thirty-sixth (36th) month anniversary of the Closing Date. Notwithstanding anything else contained in this Section 15.1(a), the representations and warranties that are referenced in this Section 15.1(a) shall not terminate and expire if, on or before the termination and expiration date provided for therein, GBB or any of its Affiliates has delivered to the Matsco Shareholders a written notice of a claim with respect to such representations and warranties. The Material Contingencies identified in the Matsco Liabilities List are subject to indemnification as provided in this Article notwithstanding any disclosure of any Material Contingency on any Matsco List.

             (b) Each representation, warranty, covenant and agreement of GBB contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the eighteenth (18th) month anniversary of the Closing Date except that the covenants of GBB in Article 2 and Sections 8.7, 8.8 and 8.9 shall survive the execution and delivery of this Agreement and the Closing and shall not terminate or expire. Notwithstanding anything else contained in this Section 15.1(b), the representations and warranties referenced in this Section 15.1(b) shall not terminate and expire if, on or before the termination and expiration date provided for herein, the Matsco Shareholders or any of their Affiliates has delivered to GBB a written notice of a claim with respect to such representations and warranties.

         15.2 Indemnification.
              ---------------

             (a) Each of the Indemnifying Shareholders shall indemnify GBB and its Affiliates against, and shall hold each of them harmless from, any and all cost, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto "Loss") incurred or suffered by GBB or any of its Affiliates arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement made or to be performed by Matsco or the Matsco Shareholders pursuant to this Agreement (other than with respect to any misrepresentation or breach of any representation or warranty by Marshall in
Article 5 with respect to Marshall or any breach of covenant or agreement by Marshall) or incurred or suffered by GBB in the resolution of any Material Contingency, and Marshall shall indemnify GBB and its Affiliates against, and shall hold each of them harmless from, any and all Losses incurred or suffered by GBB or any of its Affiliates arising out of any misrepresentation or breach of any representation or warranty by Marshall in Article 5 with respect to Marshall or any breach of covenant or agreement by Marshall; provided, however, that the Matsco Shareholders shall only be required to indemnify GBB and its Affiliates if, on a cumulative and aggregate basis, the amount of Loss incurred by GBB and its Affiliates exceeds the amount of Seventy-Five Thousand Dollars ($75,000). However, if the cumulative and aggregate amount of such Loss exceeds Seventy-Five Thousand Dollars ($75,000), all of the Loss shall be subject to indemnification hereunder by the Matsco Shareholders. Notwithstanding the foregoing, the aggregate liability of the Matsco Shareholders under this Section 15.2(a) shall not exceed $1.25 million. Notwithstanding the foregoing, the obligations of the Indemnifying Shareholders to indemnify GBB for a Loss resulting from a breach of their representations and warranties (other than with respect to the breach of the representation and warranty of Marshall in Section 5.6 with respect to shares of Matsco Stock held by Marshall) contained in Sections 4.2 and 5.6 and Marshall's obligation to indemnify GBB for a Loss resulting from a breach of the representation and warranty of Marshall in Section 5.6 with respect to shares of Matsco Stock held by Marshall, shall not be subject to the foregoing limitation on liability but may not exceed the aggregate consideration actually received by the Matsco Shareholders in connection with the transactions contemplated herein. Anything herein to the contrary notwithstanding, the maximum amount GBB may recover from a Matsco Shareholder as a result of a Loss hereunder shall not in the aggregate exceed that Matsco Shareholder's pro rata portion of such Loss. A Matsco Shareholder's "pro rata portion" of a Loss shall be determined by multiplying (i) the amount of the Loss times (ii) a fraction the numerator of which is aggregate amount of the consideration actually received by that Matsco Shareholder in connection with the transactions contemplated hereby and the denominator of which is the aggregate amount of the consideration actually received by all Matsco Shareholders in connection with the transactions contemplated hereby; provided, that (a) Marshall shall not be obligated to pay for any Loss resulting from a breach of any representation, warranty, covenant or agreement of the Indemnifying Shareholders, and (b) the Indemnifying Shareholders shall not be obligated to pay for any Loss resulting from a breach of the representation and warranty of Marshall in Article 5 with respect to Marshall, or the breach of any covenant or agreement of Marshall.

             (b) GBB shall indemnify each of the Matsco Shareholders against, and shall hold each of them harmless from, any and all Loss incurred or suffered by any of them arising out of any misrepresentation or breach, or any allegation thereof, of any representation, warranty, covenant or agreement made or to be performed by GBB or any of its Affiliates pursuant to this Agreement; provided, however, that GBB shall only be required to indemnify the Matsco Shareholders if, on a cumulative and aggregate basis, the amount of Loss incurred by the Matsco Shareholders exceeds Seventy-Five Thousand Dollars ($75,000). However, if the cumulative and aggregate amount of such Loss exceeds Seventy-Five Thousand Dollars ($75,000), all of the Loss shall be subject to indemnification hereunder by GBB. Notwithstanding the foregoing, GBB's obligation to indemnify the Matsco Shareholders for a Loss resulting from a breach of its representations and warranties contained in Article 2 and Sections 8.7 and 8.9 shall not be subject to the foregoing limitation on liability.

         15.3 Procedures. The party seeking indemnification under Section 15.2
              ----------
(the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 15.2; provided that the failure to give such notice shall not limit the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall assume control of the defense of any such suit, action or proceeding and the Indemnified Party may participate in the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 15.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, however, that consent to settlement shall not be unreasonably withheld or delayed. In any such suit, action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such suit, action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in any which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such suit, action or proceeding on behalf of the Indemnified Party. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the Indemnified Parties.

         15.4 Release.
              -------

             (a) In consideration of the payment of the Purchase Price to the Matsco Shareholders at the Closing, effective as of the Closing Date, the Matsco Shareholders shall release and discharge GBB, Matsco and their Affiliates, and each of their respective shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which the Matsco Shareholders may now or hereafter have against Matsco by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Closing Date; provided, that nothing in this section shall release or discharge GBB, Matsco or their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or attorneys, (i) from any claims arising from or in connection with this Agreement or any agreement entered into in connection herewith, including any claims arising from a breach of any representations, warranties or covenants contained herein or therein, (ii) from any obligations or indebtedness owed by Matsco to any Matsco Shareholder, including any indebtedness in connection with any loans made by such Matsco Shareholder to Matsco, (iii) to the extent any such claim by, actions by or rights of the Matsco Shareholder are covered by insurance which was in effect at the time the event giving rise to such claim, action or right occurred; (iv) from any obligation relating to compensation (including accrued vacation) due and payable to such Matsco Shareholder in such Matsco Shareholder's capacity as an employee of Matsco; or (v) from any claims arising from or in connection with the guaranties described in Section 8.7 of this Agreement.

             (b) In consideration of the Matsco Shareholders entering into the transactions contemplated hereby, effective as of the Closing Date, GBB (on behalf of itself and its Affiliates) and Matsco (on behalf of itself and its Affiliates) shall release and discharge the Matsco Shareholders and their Affiliates, and each of their respective shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which GBB, any of GBB's Affiliates, Matsco or any of Matsco's Affiliates may now or hereafter have against any of the Matsco Shareholders by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Closing Date; provided, that nothing in this section shall release or discharge the Matsco Shareholders or their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or attorneys,
(i) from any claims arising from or in connection with this Agreement or any agreement entered into in connection herewith, including any claims arising from a breach of any representations, warranties or covenants contained herein or therein, or (ii) from any indebtedness for money borrowed or owed by any Matsco Shareholder to Matsco.

             (c) The Matsco Shareholders, GBB (on behalf of itself and its Affiliates) and Matsco (on behalf of itself and its Affiliates) hereby acknowledge and represent that they have been advised by their respective attorneys of record, and are familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

             "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

             The Matsco Shareholders, GBB (on behalf of itself and its Affiliates) and Matsco (on behalf of itself and its Affiliates) hereby waive and relinquish any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended, in connection with the releases in this Section 15.4.



                                  ARTICLE XVI

                                  MISCELLANEOUS

         16.1 Notices. Any notice, request, instruction or other document to be
              -------
given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

         To GBB:           Greater Bay Bancorp
                           2860 West Bayshore Road
                           Palo Alto, California  94303
                           Attention: Steven C. Smith
                           Telephone Number:  (650) 813-8222
                           Facsimile Number:  (650) 494-9220

         With a copy to:   Greater Bay Bancorp
                           400 Emerson Street, 3rd Floor
                           Palo Alto, California 94301
                           Attention:  Linda M. Iannone, Esq.
                           Telephone Number: (650) 614-5734
                           Facsimile Number: (650) 473-9419

         To Matsco:        The Matsco Companies Inc.
                           2000 Powell Street, Fourth Floor
                           Emeryville, California 94608
                           Attention:  Matthew D. Shieman
                           Telephone Number: (510) 450-3158
                           Facsimile Number: (510) 450-3033

         With a copy to:   Shartsis, Friese & Ginsburg LLP
                           One Maritime Plaza, 18th Floor
                           San Francisco, California  94111
                           Attention: Douglas L. Hammer, Esq.
                           Telephone Number: (415) 421-6500
                           Facsimile Number: (415) 421-2922

         To the Matsco
         Shareholders:     At the addresses set forth on Exhibit A.

         With a copy to:   Shartsis, Friese & Ginsburg LLP
                           One Maritime Plaza, 18th Floor
                           San Francisco, California  94111
                           Attention: Douglas L. Hammer, Esq.
                           Telephone Number: (415) 421-6500
                           Facsimile Number: (415) 421-2922

Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

         16.2 Successors and Assigns. All terms and conditions of this Agreement
              ----------------------
shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

         16.3 Counterparts. This Agreement and any Exhibit hereto may be
              ------------
executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

         16.4 Third Parties. Each party hereto intends that this Agreement shall
              -------------
not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to GBB, Matsco or the Matsco Shareholders as the context may require.

         16.5 Lists; Exhibits; Integration. Each List, Exhibit and other
              ----------------------------
document delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and such other documents need not be attached to each copy of this Agreement. This Agreement, the Confidentiality Agreement between the parties hereto, dated as of April 23, 1999, and all other agreements executed pursuant to the terms of this Agreement, together with such Lists, exhibits and such other documents, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         16.6 Knowledge. Except as specifically otherwise indicated or qualified
              ---------
elsewhere in this Agreement (including, but not limited to, by the use of the word "actual"), whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party or Person, such party or Person shall be deemed to have made such statement only after conducting an investigation, if commercially reasonable to do so under the circumstances, of the subject matter thereof (including in the case of Matsco, such investigation as to the knowledge of any Matsco Subsidiary, which knowledge shall be deemed attributed to Matsco), and each such statement shall constitute a representation that such investigation has been conducted if so required.

         16.7 Governing Law. This Agreement is made and entered into in the
              -------------
State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder; provided that the corporate affairs of Matsco are governed by the Delaware General Corporation Law.

         16.8 Captions. The captions contained in this Agreement are for
              --------
convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

         16.9 Severability. If any portion of this Agreement shall be deemed by
              ------------
a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

         16.10 Waiver and Modification; Amendment. No waiver of any term,
               ----------------------------------
provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB or Matsco without action by their respective shareholders (except as to amendments relating to the Matsco Shareholders themselves). This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

         16.11 Attorneys' Fees. If any legal action or any arbitration upon
               ---------------
mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         16.12 Schedules. All statements appearing in all Lists, schedules,
               ---------
exhibits, appendices and documents referred to in or attached to this Agreement shall be deemed disclosed for all purposes and not only in connection with the specific representation or warranty to which they are explicitly referenced.


         [The remainder of this page has been intentionally left blank]

                  IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.



                          GREATER BAY BANCORP



                          By: /s/ David L. Kalkbrenner
                             -------------------------
                          Name: David L. Kalkbrenner
                          Title:   President and Chief Executive Officer

                          THE MATSCO COMPANIES INC.



                          By: /s/ Matthew D. Shieman
                             -----------------------
                          Name: Matthew D. Shieman
                          Title:   President

                           THE MATSCO SHAREHOLDERS
                           THE MATTHEW D. SHIEMAN FAMILY TRUST


                           By: /s/ Matthew D. Shieman
                              ------------------------
                           Its:    Co-Trustee
                           By:_____________________
                           Its:    Co-Trustee

                           THE TIMOTHY SHIEMAN TRUST


                           By: /s/ Timothy E. Shieman
                              -------------------------
                           Its:    Trustee

                           MARSHALL FINANCIAL PARTNERS, L.P.


                           By: Marshall Ventures, LLC,
                           Its:General Partner



                           By:  /s/ Kenneth J. Severinson
                                -------------------------
                                     Its: COO



                           /s/ Harold C. Spencer
                           ---------------------
                           Harold C. Spencer
                           /s/ Patricia N. Montmorency
                           ---------------------------
                           Patricia N. Montmorency
                           /s/ Allison Farey
                           -----------------
                           Allison Farey